Exhibit 99.2

CHARTER OF THE COMPENSATION COMMITTEE

OF

BULLFROG AI HOLDINGS, INC.

Membership

The Compensation Committee (the “Committee”) of the board of directors (the “Board”) of Bullfrog AI Holdings, Inc. (the “Company”) shall consist of two or more directors. Each member of the Committee shall be independent in accordance with the rules of the NASDAQ Stock Market LLC (“NASDAQ”) and the Company’s independence guidelines.

At least two members of the Committee must qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Committee shall be appointed by the Board. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the review and determination of executive compensation, as well as overseeing the Company’s management of human capital.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

●

To annually review and approve the corporate goals and objectives applicable to the compensation of the chief executive officer (“CEO”), evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. The CEO cannot be present during any voting or deliberations by the Committee on his or her compensation. In evaluating and making recommendations to the Board regarding the CEO’s compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation (“Say on Pay Vote”) required by Section 14A of the Exchange Act.

●	To review and make recommendations to the Board regarding the compensation of all other executive officers. In evaluating and making recommendations to the Board regarding executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote.

●	To review and make recommendations to the Board regarding incentive compensation plans and equity-based plans, which includes the ability to adopt, amend and terminate such plans. The Committee shall also have the authority to administer the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan. In reviewing and making recommendations to the Board regarding incentive compensation plans and equity-based plans, including whether to adopt, amend or terminate any such plans, the Committee shall consider the results of the most recent Say on Pay Vote.

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●	To review and discuss with management the Company’s Compensation Discussion and Analysis (“CD&A”) and related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and proxy statement, and produce the compensation committee report on executive officer compensation required to be included in the Company’s proxy statement or annual report on Form 10-K.

●	To review and recommend to the Board for approval the frequency with which the Company will conduct Say on Pay Votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say on Pay Votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say on Pay Vote and the frequency of the Say on Pay Vote to be included in the Company’s proxy statement.

●	To the extent deemed necessary, to determine stock ownership guidelines for the CEO and other executive officers and monitor compliance with such guidelines.

●	To the extent deemed necessary, to review and make recommendations to the Board regarding all employee benefit plans for the Company, which includes the ability to adopt, amend and terminate such plans.

●	Annually review the Company’s policies, programs and initiatives for diversity, equity and inclusion and human capital management and provide guidance to the Board and management on these matters as the Committee deems appropriate.

●	To review the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, to review and discuss at least annually the relationship between risk management policies and practices and compensation, and to evaluate compensation policies and practices that could mitigate any such risk.

●	To review all director compensation and benefits for service on the Board and Board committees at least once a year and to recommend any changes to the Board as necessary.

●	To oversee, in conjunction with the Board, engagement with stockholders and proxy advisory firms on executive compensation matters.

●	To review the Company’s peer companies and data sources for purposes of evaluating compensation competitiveness.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a compensation consultant as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of the compensation consultant. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation and oversee the work of its outside legal counsel and other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its compensation consultants, outside legal counsel and any other advisors. However, the Committee shall not be required to implement or act consistently with the advice or recommendations of its compensation consultant, legal counsel, or other advisor to the compensation committee, and the authority granted in this Charter shall not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties under this Charter.

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The Committee has the sole authority to retain consultants and advisors as it may deem appropriate. The Committee has the sole authority to approve related fees and other retention terms. The Committee must assess such advisor’s independence before retention of such advisors (other than advisors whose role is limited to activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K), taking into consideration the following factors: (i) whether the compensation consulting firm employing the compensation advisor is providing any other services to the Company; (ii) how much the compensation consulting firm who employs the compensation advisor has received in fees from the Company, as a percentage of that person’s total revenue; (iii) what policies and procedures have been adopted by the compensation consulting firm employing the compensation advisor to prevent conflicts of interest; (iv) whether the compensation advisor has any business or personal relationship with a member of the Committee; (v) whether the compensation advisor owns any stock of the Company; and (vi) whether the compensation advisor or the person employing the advisor has any business or personal relationship with an executive officer of the Company.

Structure and Operations

The Board shall designate a member of the Committee as the chairperson. The Committee shall meet at least once a year at such time and place as it deems necessary to fulfill its responsibilities. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee may invite such members of management to its meetings as it deems appropriate. However, the Committee shall meet regularly without such members present, and in all cases the CEO and any other such officers shall not be present at meetings at which their compensation or performance is discussed or determined.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

Delegation of Authority

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.

Performance Evaluation

The Committee shall conduct an annual evaluation of the performance of its duties under this charter and shall present the results of the evaluation to the Board. The Committee shall conduct this evaluation in such manner as it deems appropriate.

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